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                                                               ___________, 2003


Richard Moberg
Aware, Inc.
40 Middlesex Turnpike
Bedford, MA 01748


Dear Rick,

I wish to tender my employee stock options in connection with Aware Inc.'s Offer to Exchange Outstanding Stock Options Held By Employees. I have completed and signed an Offer to Exchange Options Election Form. I understand that I must return my outstanding option agreements if I wish to participate. Upon careful examination of my records, I have been unable to locate the following stock option agreements that I am required to tender:

                                    Number of
Grant Date                    Eligible Option Shares
----------                    ----------------------





Please let this letter serve as acknowledgement that I desire to tender these missing option agreements. Furthermore, I acknowledge and understand that if Aware accepts the tender of my option agreements that these missing option agreements will be cancelled as if I had returned them to you, and that I will have no further rights under such agreements.


Very truly yours,




Employee name